FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177707-02

-----Original Message-----
From: Fuller, Carol (Bloomberg Mail)
Sent: Thursday, August 01, 2013 3:15 PM
Subject: MSBAM 2013-C11 ***CMBS NEW ISSUE *** PUBLIC. **PXG Details **

NEW ISSUE CMBS: $744MM MSBAM SERIES 2013-C11 CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/MOODYS/MSTAR	SIZE($MM)	WAL(YRS)	SPREAD	CPN	$PRICE	YIELD
A1	AAA(sf)/Aaa(sf)/AAA	53.000	2.72	S+ 57	1.308	99.99825	1.293
A2	AAA(sf)/Aaa(sf)/AAA	142.000	4.98	S+ 80	3.085	102.99987	2.4321
AAB	AAA(sf)/Aaa(sf)/AAA	72.980	7.45	S+100	3.845	102.99692	3.3888
A3	AAA(sf)/Aaa(sf)/AAA	125.000	***NOT AVAILABLE***
A4	AAA(sf)/Aaa(sf)/AAA	206.448	9.87	S+105	4.367	102.96391	3.8943
AS	AAA(sf)/Aaa(sf)/AAA	49.239	9.92	S+135	4.567	102.10588	4.2013
B	AA-(sf)/Aa3(sf)/AA+	61.013	9.92	S+200	4.567	97.01824	4.8513
C	A-(sf)/A3(sf)/A+	34.253	9.92	S+260	4.567	92.59145	5.4513

EXPECTED SETTLEMENT:        8/15
B&D:         BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE
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